TRANSCRIPT

06 - 29 - 2023

Worthington Industries

Fourth Quarter 2023 Earnings

TOTAL PAGES: 14

Worthington Industries

Fourth Quarter 2023 Earnings

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Industries; Treasurer, Investor Relations Officer

Joe Hayek

Worthington Industries; Chief Financial Officer

Tim Adams

Worthington Industries; Vice President of Strategy, Corporate Development of Steel Processing Business

Andy Rose

Worthington Industries; President, Chief Executive Officer

PARTICIPANTS:

Katja Jancic

BMO Capital Markets; Analyst

Martin Englert

Seaport Research Partners; Analyst

Phil Gibbs

KeyBanc Capital Markets; Analyst

John Tumazos

Very Independent Research; Analyst

PRESENTATION:

Operator^ Hello and welcome to the Worthington Industries 4th Quarter Fiscal 2023 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Industries.

If anyone objects, you may disconnect at this time. I'd like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier^ Thank you, Chris. Good morning, everyone. And welcome to Worthington Industries Fourth Quarter Fiscal 2023 Earnings Call.

On our call today, we have Andy Rose, Worthington's President and Chief Executive Officer, and Joe Hayek, Worthington’s Chief Financial Officer. In addition, we also have Tim Adams, who is currently the Vice President of Strategy and Corporate Development

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Fourth Quarter 2023 Earnings

for our steel processing business, and who will become the CFO of the steel company after we complete the planned business separation.

Before we get started, I'd like to remind everyone that certain statements made today are forward looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market close. Please refer to it for more detail on those factors that could cause actual results to differ materially.

Today's call is being recorded. And a replay will made available later on our worthingtonindustries.com website. At this point, I will turn the call over to Joe for discussion with the financial results.

Joe Hayek^ Thank you, Marcus. Good morning, everybody. We finished the fiscal year with a very strong quarter reporting Q4 earnings of $2.61 a share versus $1.61 a year ago. The working unique items that impacted our quarterly results including the following, incurred pre tax expense of $8 million or 13 cents per share related to the plan separation of our steel processing business into a new public company, which we expect to complete by early calendar 2024.

We recognized a modest impairment charge in steel processing related to some equipment we no longer use, which was offset by a one-time nonrecurring gain in our Cabs JV during the current quarter. This compares to a small restructuring gain of 3 cents per share in the prior year quarter.

Excluding these items that were unique, we generated record quarterly earnings of $2.74 per share in the current quarter, compared to $1.58 per share in Q4 of last year. In addition, in Q4, we had inventory holding gains estimated to be $33 million or 49 cents a share, compared to inventory holding losses of $42 million or 64 cents a share in Q4 of 2022.

Consolidated net sales in the quarter of $1.2 billion decreased 19% from the prior year due to the lower average selling prices in steel processing combined with lower volumes across most of our segments. Gross profit for the quarter increased to $244 million from $168 million in the prior year quarter. And our gross margin increased to 19.9% from 11% primarily due to improved spreads in steel processing. Adjusted EBITDA in Q4 was a record $211 million, up from $139 million in Q4 of last year. And our adjusted EBITA in fiscal 2023 was $515 million.

With respect to cash flows and our balance sheet, cash flows from operations was $229 million in the quarter and free cash flow was $212 million. In fiscal 2023, we generated $539 million in free cash flows. During the quarter, we invested $18 million on capital projects and paid $15 million in dividends. We also received $51 million in dividends

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from our unconsolidated JVs during the quarter, a 92% cash conversion rate on that equity income.

Looking at our balance sheet and liquidity position, funded debt at quarter end of $693 million was flat sequentially. Net interest expense of $5 million was down by $3 million, primarily due to interest income we earned on our cash balances and to a lesser extent lower average debt levels. We continue to operate with extremely low leverage levels. And our net debt to trailing EBITA leverage ratio is now under 0.5 times.

We believe we are very well positioned for the future with ample liquidity, ending Q4 with $455 million in cash and over $500 million in availability on our revolving credit facilities. Yesterday, the board declared a dividend of 32 cents per share for the quarter, which is payable in September of 2023. This is a 3% increase over last quarter and marks the 13th consecutive year we have increased our dividend. We're very pleased to be able to continue rewarding our shareholders as we deliver strong results.

I’ll now spend a few minutes on each of the businesses. In consumer products, net sales in Q4 were $181 million down slightly from $186 million a year ago. The decrease was primarily driven by lower volumes partially offset by the inclusion of Level Five’s results. Adjusted EBIT for the consumer business was $26 million and adjusted EBIT margin was 14.2% in Q4 compared to $29 million and 15.8% last year.

Consumers’ earnings and cash flows for the current quarter were strong. And adjusted EBIT increased by 43% on a sequential basis as we saw a return to seasonal patterns. Our point of sale data suggests that consumers are spending less in stores. Our products are typically not considered big ticket items, and are used for home projects or to enjoy celebrations, cookouts, and camping trips.

They believe this dynamic positions us well regardless of economic conditions. The consumer team continues to do a great job managing the business while developing new and innovative branded products. In fact, we launched the Balloon Time Mini Helium tank last month. An outcome of our voice of customer research this patent-pending innovative new product is compact and easier to use, opening up more opportunities for distribution and potential new channels.

The Balloon Time Mini is currently available in select Meijer stores and will launch more broadly across the US later this fall.

Building products generated net sales of $142 million in Q4 down 18% from $173 million a year ago. The decrease was driven by lower volumes partially offset by favorable shift in product mix. Building products generated adjusted EBIT of $59 million for the quarter and adjusted EBIT margin was 41.6% compared to $64 million and 36.8% in Q4 of last year.

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The decrease in EBIT was driven by our wholly owned businesses, which saw operating income decreased by $10 million year over year from record results due to lower volumes in residential construction and maintenance end markets, which continue to see some destocking compared to a year ago. The headwinds in our wholly owned business were partially offset by higher equity earnings contributions from our building products JVs, which collectively contributed $50 million in Q4, $6 million more than they did a year ago.

ClarkDietrich and WAVE both continued to perform well, generating year-over-year earnings growth while their end markets are being impacted by interest rates and economic uncertainty. Our building products team continues to do an excellent job executing in the current environment, while investing in innovation and long-term profitable growth.

In Q4, building products shipped a first of its kind, patent-pending cylinder called PowerCore. This disruptive innovative new containment solution gives contractors the power to increase productivity by spraying water-based adhesives onto a surface with speed and efficiency, where previously those adhesives could only be applied manually.

The Sustainable Energy Solutions net sales in Q4 of $45 million were up 10% or $4 million from the prior year, driven by higher average selling prices. SES reported adjusted EBIT of $3 million in the current quarter compared to a loss of $2 million in Q4 of last year.

The economy in Europe continues to be challenging and SES’s results will be impacted as a result. We believe our team continues to do an excellent job executing in the current environment while positioning that business as an important part of the supply chain that will enable the global transition to low and zero emissions mobility.

At this, point I will turn it over to Tim to discuss steel processing results.

Tim Adams^ Thanks, Joe. In steel processing, net sales of $860 million were down 23% from $1.1 billion in Q4 last year, primarily due to lower average selling prices. In Q4 of last year, the market price for hot rolled steel was $1,300 a ton, while in Q4 of this year, the market price was just over $1,100 per ton, resulting in a 23% decrease in our average selling prices.

Total tons shipped were down 2% compared with the prior year quarter. Excluding the impact of divestitures, direct sale tons were down 1% while toll tons shipped were up 8% primarily due to increased volumes with the mills. Direct sales tons made up 57% of the mix, compared to 56% of the mix in Q4 of 2022.

From a demand perspective, we're seeing modest increases in automotive production, but we continue to experience softness in both residential and nonresidential construction, which have been impacted by rising interest rates. In Q4, steel processing reported

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adjusted EBIT of $96 million, which was up $80 million from the $16 million reported in the prior year quarter.

In the quarter, we had estimated inventory holding gains of $33 million compared to estimated losses of $42 million last year. We anticipate generating inventory holding gains in Q1 and estimate those holding gains could be around half of what we experienced in the current quarter. Our employees remain focused on what's in front of them both near-term and long-term, as they manage the ever changing steel environment while planning for the future.

It's an exciting time within steel processing with opportunities for us to capitalize on recent investments in lightweighting, electric vehicles, and electric grid infrastructure. In fact, we're expanding capacity in Mexico at our Serviacero joint venture, in addition to a planned expansion at Tempel Steel to capitalize on the growth expected in these markets.

We would also like to congratulate our Tempel Steel employees who yesterday received a Global Supplier of the Year Award from Dana Incorporated. Dana named Tempel the 2022 Lead Electrical Propulsion Supplier of the Year for Tempel’s efforts to support Dana's Global Electric Vehicle Business.

Our thanks to the Tempel team, as well as to the broader steel team for their focus on our future and for keeping our people safe while doing so.

At this point, I'll turn it over to Andy.

Andy Rose^ Thank you, Tim. Good morning, everyone. Our fiscal fourth quarter adjusted earnings per share results were the best in our 68-year history. And our just completed fiscal year was the second best ever. To our customers who make this all possible, and our employees who go the extra mile every day to make it happen, we thank you for your dedication to Worthington Industries.

As we close in on our Worthington 2024 plan to separate into two distinct financially strong growth companies, we fully intend to continue delivering the same level of quality, service, and commitment. This project is progressing well and on track for completion in early calendar 2024.

We have finalized the corporate structure for both businesses. And our employees have all joined a team within one of the two companies. We believe our employees have embraced the coming changes and are excited about the opportunities in front of them.

As evidence of this, we recently received the results of our annual employee engagement survey. We were pleased to learn that participation increased and employees continued to rank Worthington above manufacturing benchmarks in employee engagement and manager effectiveness. Responses to questions specifically related to Worthington 2024

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were also very strong. Our people and our culture continue to be our greatest assets. The belief and energy regarding the future of the company is palpable.

In addition, we hope to announce the names and branding for each company by next quarter’s earnings call. Once complete, New Worthington will be a market leading company with premier brands and fast growing attractive end markets and consumer products, building products, and sustainable energy poised to capitalize on key trends in sustainability technology construction and outdoor living. With higher margins and lower asset intensity this business should benefit from premium sector multiples.

Worthington Steel is and will continue to be a best in class value added steel processor with a unique capability set and excellent growth opportunities in automotive lightweighting and electrical steel laminations positioned to take advantage of expanding opportunities in electrification, sustainability, and infrastructure spending.

To ensure that both businesses begin their new day with low leverage and plenty of available capital, we have built up cash of $455 million as of quarter end. We plan to use this cash to pay down debt and capitalize each business with significant available capital. Once the separation is complete, we are likely to continue with our historical balanced capital allocation strategy. Both businesses will be run with our philosophy and golden rule principles and utilize the Worthington business system of transformation, innovation and acquisitions to drive growth and shareholder value.

Some of you may have seen our recent victory in the DC Circuit Court reversing a ban unlawfully imposed by the EPA on our refrigerant cylinder. We would like to thank all of those involved in the effort to save American jobs and deliver a practical solution that is better for the environment, HVAC contractors and American workers. Our customers, industry associations, Ohio and Kentucky governors and members of Congress on both sides of the aisle were instrumental in supporting us in this effort.

To all of our customers, suppliers, employees, shareholders and other stakeholders, thank you for your continued partnership. And we look forward to shared success in the coming months and years. We'll now take any questions.

QUESTIONS & ANSWERS:

Operator^ Thank you. (Operator Instructions).

And our first question is from Katja Jancic with BMO Capital Markets. Your line is open.

Katja Jancic^ Hi. Thank you for taking my question. First on (multiple speakers) what's driving the strength in WAVE and ClarkDietrich?

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Joe Hayek^ Well, you know, there's a handful of things that are going on. But if you look at their models, if you look at their business models, and the way that their businesses have evolved from an innovation perspective, they both run really good businesses. And specifically to their cash flow contributions this year, they tend to do well when prices are going up, but then they have money tied up in working capital.

So if you look at their equity income last year, Katja, relative to their distributions. We didn't get as much in distributions as we did, relative to their income. And so, this was a catch up year for them. So they have really well-run businesses but nothing really specific that's driving their results. They're facing challenges, you know, as are most companies that participate in the building products construction end markets, but it's just a testament to the way that those businesses are run. And we're awfully proud to be a part of them.

Andy Rose^ Yes. And I might add, also that both of those businesses are leaders in the markets that they serve. WAVE being acoustical ceilings and ClarkDietrich being metal framing and they have the best products, the best service, they can do things that other competitors can't do. And oftentimes that commands a premium in their marketplace.

Katja Jancic^ So the -- if I look at the earnings this quarter, right? They improve meaningfully sequentially. And I understand steel prices are going higher, so they likely push price increases through. Was there any potential pre buy in those two businesses this quarter?

Joe Hayek^ Yes. You had a little bit. I mean, they were up $6 million, collectively year over year, I think $3.5 million and $2.5 million, respectively. But ultimately they're not just buying spot, a lot of times they try and sort of understand and hedge their steel by their [silk]. When you do have your price increases, you do see some buy ahead. But I think -- I think Katja, the sequential sort of growth there is probably more seasonal than it is something really specific in the businesses.

Katja Jancic^ Okay. So how should we think about it going into first quarter?

Joe Hayek^ Well, both those -- both those businesses are under some of the same pressures or facing some of the same headwinds that others are with interest rates and economic uncertainty. So they're going to continue doing what they're doing. But I would say that the -- sort of fundamentally without trying to get into guidance, which we don't do, they're going to keep doing what they're doing and try and take share and maintain share and take care of their customers in what I would say is a challenging end markets.

Katja Jancic^ Okay. Just one last one. What's your expectation for CapEx this year?

Joe Hayek^ Sure. So, I mean, the best place to start there is probably where we ended ‘23. We had $86 million in CapEx for the year, it was down $9 million from ‘22. The way that kind of breaks down into a little more than 50/50, $46 million or $45 million of

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that was in the steel business, the rest of the business was around $40 million. We think that's a good run rate for the businesses on a go forward basis.

But we have some pretty significant growth CapEx investments that we're making. Tim mentioned a couple, one in Mexico and then one that will be North America centric for the Temple business. And we think overall, looking at fiscal ‘24, CapEx could be 50% or slightly higher than that, relative to the way it was in ‘23.

Katja Jancic^ Okay. Thank you very much.

Joe Hayek^ Sure.

Operator^ The next question is from Martin Englert with Seaport Research Partners. Your line is open.

Martin Englert^ Hello, good morning, everyone.

Joe Hayek ^ Good morning, Martin.

Martin Englert^ Since the -- I think I asked similar question a year ago, but I'm going to revisit it. And it comes back to the underlying profitability in steel processing. And when we removed the holding gains, steel processing was strong at $75 per ton of the EBITDA I think for the quarter, $62 for the fiscal year. What do you believe is maybe normalized unit profitability through cycle for this business?

Tim Adams^ Martin, why we don't look at the business that way. That's a -- that's a tough one to answer.

Martin Englert^ Okay. Maybe ask it a different way. I guess, how do you look at it? Are you looking at it on a margin basis or when you think about like the through cycle ability for that business?

Tim Adams^ Yes. I think the best way to think about that is we look at really the gross on materials for each product. And think about -- the gross on material would be the average selling price minus the material cost. And we think of it that way.

Martin Englert^ Okay. And do you think that materially changing on a year has been and maybe will continue to on that spread on a go forward basis?

Tim Adams^ Certainly, what we try to do is, it's part of our strategy to push price wherever we can and to add more profitable products. So when you see Temple being added their gross on material is much higher than, say, a hot roll products. So yes, the strategy continues to be let's push price, and let's push that spread as much as we can.

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Joe Hayek^ Yes. But you do -- you do -- you do see improvement that last couple years. I think that's the nature of your question, Martin. But it's -- but it's really a testament to the job that that team does. And honestly how unique that offering is, because when you do as much as we do from a value-added perspective and from a partnering with our customers perspective, it's simply worth more and it's less commoditized. And that's something that we do pretty well and we're pretty proud of.

Martin Englert^ Yes. That's exactly the point of the question what I was trying to highlight there in prior years looking at pulling out holding gains or losses. These days, maybe $40, $50 a ton but fiscal ‘22 was at 56, fiscal ‘23 was at 62. And this would have capital based in there. So it seems like it's on -- it's been stepping up some and maybe that long term normalized through cycle, possibility is improving. So, all right, thank you. That's helpful there.

You already touched on holding gains and then the sustainable energy segment unit EBITDA. That's also generally improved this past year, despite the challenging market. I guess you did call out pricing was a function of this. But do you feel that the 4Q profitability was an anomaly here or is this going to be something that's more reflective of improved run rate when we look out over the coming quarters?

Joe Hayek^ Yes. I would say -- I would say it wasn't an anomaly but it's also not the beginning of a --of a -- of a trend, Martin. So the first quarter for that businesses is always going to have some headwinds because of the August shutdowns in Europe and things like that. But ultimately, that business is continuing to invest in the transition that we talk about. The global transition to low and zero emissions mobility. But in the meantime, they're buffeted by what's happening in Europe and some of the other things that are going to challenge them.

So we expect them to -- they're certainly going to do their level best, right? To do better every month, every quarter and we hope to see them grow their profitability some in the next year, but it's going to be in fits and starts and it's going to be a little choppy.

Martin Englert^ What are you hearing from your customers in the Euro footprint for that business? And I understand there's a strong seasonality on a sequential basis that you just highlighted coming up here. But what are you hearing? What are you seeing anticipating maybe thinking about like the current quarter, fiscal 1Q relative to last year like the demand, the level of activity? Is that something that's going to be slightly down or comparable or is it -- that it's starting to pivot and come up off the bottom even?

Joe Hayek^ Yes. I think with SES, I mean, the conversations that we have with customers, Martin, on a regular basis are further out than that. They're -- these are our plans. This is what we hope to be able to accomplish in the next three or four years.

And we ultimately believe the inflection point for that industry is still several years away from that kind of hockey stick. And so, we're going to continue to participate, help

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innovate and drive some of those conversations forward. But ultimately, we feel really good about the investments we've already made that will have us as a key part of that supply chain.

But the market still has to grow. And when there's an ongoing war and all the disruption that you have, everybody's plans get thrown out and then you have to think a little bit more about what's in front of you. And the European economy has reflected that the last year and a half. And we see that continuing.

Martin Englert^ Okay, excellent. One last one. Any budgeted tax rate for fiscal ‘24?

Joe Hayek^ No reason to think it'd be materially different than it was this year.

Martin Englert^ Okay, excellent. Congratulations on the results. Thank you.

Joe Hayek^ Thank you.

Operator^ The next question is from Phil Gibbs with KeyBanc Capital Markets. Your line is open.

Phil Gibbs^ Hey, good morning.

Joe Hayek^ Morning, Phil.

Phil Gibbs^ On the side of WAVE, profits were up nicely year over year. Was that largely driven by spreads or volume or do we have a little bit of a mix of both?

Andy Rose^ Yes, I mean, I think, as you know, Phil, this business goes in cycles around what steel pricing is doing. And so, this quarter, we saw a little bit of a margin expansion from the business. Their end market while it's remained pretty steady, you heard Joe's comments earlier. We're waiting to see some volume softness there. We haven't seen a ton of that yet, but commercial construction, most people anticipate either the back half of this year or early in ‘24 that you're going to see some softness there. But for the time being, their business is pretty good and margins are pretty good.

Phil Gibbs^ Thanks, Andy. And then more for the steel folks, but automotive, kind of a lot of mixed signals there. I think a lot of seemingly like a couple steps forward, a couple steps back, changes in mix, that sort of thing. But what are you all seeing in your automotive business in terms of pulls and expectations and or any bottle changes that you're focused on, just an update on the broader mosaic?

Tim Adams^ Yes, from an automotive standpoint, year over year, we were up about 7% and North American production was up about 7% as well. For the year, we follow IHS and they're predicting 15 million units for calendar 23, which is up 5% over last year's

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14.3. 15 million units sounds like pretty strong, but at the end of the day, it's still quite far behind the units that were produced on average in ‘19 and ‘18.

So, they did about 16.6 in ‘19 and ‘18. And as you say, supply chain problems, they're not talked about as much, but they're still there. So, there's lots of varying things out there. Interest rates are going up, dealer inventories improved a little bit. So, there's lots of things happening out there. But at the end of the day, we think automotive is going to be up about 5% this year.

Phil Gibbs^ Thank you. And then as it relates to the separation coming in the next couple of quarters, is there anything that you all need to do in terms of IT and investment or transition there? I would assume most of that stuff was pretty fresh and clean the last several years, but any systems modifications you guys needs to do that are material before that point in time or you feel like you're pretty set?

Andy Rose^ Well, it's an opportunity to give a shout out to the folks that work in our IT group because we have an excellent group of people that keep us up and running consistently and they're shouldering a lot of the burden of the separation because that's where a lot of it has to happen.

But the short answer is there's a little bit of investment, but it's somewhat of a rounding error relative to our total capex in terms of what we need to do to separate. And some of that will happen before we separate, but some of it will also happen post separation, but it's not a material amount of investment that's got to happen to do that if that makes sense.

Joe Hayek^ Yes, Phil, it's a little unique to us, but the business is actually run on different ERP systems today. So, they're a bit more portable than a situation where you would have to carve something out of a different company. But more broadly on W24, everybody asks about timelines.

We did, as we thought we would, we did file our initial full form 10 with the SEC during our Q4, in that process, and then certainly our fiscal year just ended. And so, we'll get our audit done in the next month or six weeks and then hope to get that on file with the SEC and start those conversations and we'll go from there.

Phil Gibbs^ Thanks guys. Good job.

Joe Hayek^ Thank you.

Operator^ The next question is from John Tumazos with John Tumazos, Very Independent Research. Your line is open.

John Tumazos^ Thank you very much for $12 or $13 of earnings the last two years with steel prices falling $1250 a ton. That just boggles my mind. You did so well. Congratulations. I wish I could shine your shoes.

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Andy Rose^ That's very kind of you, John, but we believe our steel processing business is the best around. So, they're showcasing what they can do.

John Tumazos^ How much was the total percentage for 2023?

Tim Adams^ Total percentage in 2023 for the entire, well, I'll say in fourth quarter, fourth quarter was 43%.

Joe Hayek^So, it was probably not a lot higher than that, John, for the fiscal year. This was the first quarter where we saw year over year growth in tolling, mostly having to do with the geographies where they are and some of their mill partners getting back up and going.

John Tumazos^ So, and the fiscal year just ended, the steel processing volumes fell 272,000 tons. If we have a 5% rebound in fiscal 2024 in line with the auto production, for example, it would only make up about half of that lost ground. What are the segments in steel processing that are declining? I would have thought that reshoring and lower steel imports would be helping you.

Tim Adams^ We had some divestitures in there in prior quarters, so we exited our facility in Decatur, Alabama. That was a direct facility only, direct sale facility only. We also exited a toll processing facility in Jackson, Michigan.

So, you've got some divestiture noise in there that you've got and I don’t have the figures in front of me, but you're seeing some of the impact of that in those numbers when you look at it on a consolidated basis.

Joe Hayek^ Yes, John, In Q4 specifically, excluding divestitures, our direct tons were down 1% and toll tons were actually up 8%. I think Tim mentioned this, that we are seeing some headwinds in the construction space and automotive is from recessionary levels growing a bit. Since that's our largest end market, that picks up some of the slack and some of the year over year weakness you see in construction.

John Tumazos^ Concerning the de-merger, do you think it would be unreasonable to estimate 300 million or larger buybacks the first year from the combined companies? And let me just elaborate. I'm estimating Steel Dynamics is under a 6 PE on current earnings and Nucor under 8. So, I'm worried the steel processing business has a discounted PE and sympathy to that.

And I'm a little worried that the remain co of diverse construction and cylinder and WAVE and Dietrich businesses doesn't have an exact comparable and might get misunderstood like a little mini conglomerate.

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So, it's not clear to me that the combined valuation is a lot more. Maybe I'm just saying tongue in cheek, your legal and banking advisors encouraged you to do it to charge you these big ass fees, $24 million. But do you think it's unreasonable to expect much larger buybacks in the coming year out of concern that two companies don't trade as well as your current 10 PE ish?

Andy Rose^ Well, a couple of things there John. First, we didn't do this spin because our bankers and lawyers encouraged us too. We did it because we believe it's the right thing to do for our shareholders and for the long-term value creation of the company and for our employees and other stakeholders.

I will say while we have not been buying back stock this year because we are trying to fortify our balance sheet so that when we do separate both companies have a tremendous amount of liquidity and low leverage to take advantage of opportunities.

But it's a little difficult to say right now what those opportunities might be if you have followed us, which I know you have for a long time. You know that we allocate capital based on where we think the best opportunities are. And sometimes those opportunities are acquisitions. And sometimes those opportunities are to repurchase our shares when we think there is value there.

And it's a little bit of a black box in terms of where these companies will trade when we separate as you sort of correctly identified. Now, we actually are extremely bullish that both of these companies are going to trade at premiums to their peer groups. But at the end of the day, we'll have to wait and see how that shakes out. And when that does, that will determine where we think the best value to invest our free cash flow is.

John Tumazos^ Thank you. I am just lazy and cranky. I don't like to rebuild my models when you change your segment. You spin [inaudible].

Andy Rose^ Fair enough.

John Tumazos^ Thank you.

Andy Rose^ Thank you, John.

Operator^ (Operator Instructions). And it appears that we have no further questions. We'll turn it back over to the presenters for any closing comments.

Andy Rose^ Well, great. Thanks everyone for your time today. We appreciate you joining us and encourage everybody to have a great 4th of July holiday and we'll speak to you in September.

Joe Hayek^ Thanks, guys.

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Operator^ This concludes today's conference call. You may now disconnect.